EXHIBIT 23.1

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

May 27, 2004

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”), we hereby consent to the filing of the form of our tax opinion as exhibit 8.1 to the Registration Statement on Form S-4, filed March 24, 2004, File No. 333-113875, as amended (the “Joint Proxy Statement/Prospectus”), the discussion of such tax opinion in the Joint Proxy Statement/Prospectus and to the reference to our firm under the headings “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” and “LEGAL MATTERS” in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP